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                                 EXHIBIT 1.4

              AMENDMENT NUMBER 3 TO SECURITIES PURCHASE AGREEMENT

                             AMENDMENT NUMBER 3 TO
                         SECURITIES PURCHASE AGREEMENT


     This AMENDMENT NUMBER 3 TO SECURITIES PURCHASE AGREEMENT (this "Amendment") is entered into on this 18th day of September 1996 but is effective for all purposes as of January 8, 1996, by and among MEDIRISK, INC., a Florida corporation (the "Company"), and HEALTHPLAN SERVICES CORPORATION, a Delaware corporation ("Purchaser").


                                   BACKGROUND


     WHEREAS, Purchaser and the Company are parties to a Securities Purchase Agreement, dated January 8, 1996, as amended as of May 31, 1996 and August 22, 1996 (as so amended, the "Agreement"), pursuant to which Purchaser purchased 280,623 shares of Series B Convertible Preferred Stock of the Company and agreed to purchase up to $10,000,000.00 in original principal amount of Senior Subordinated Notes (as defined in the Agreement); and

     WHEREAS, upon delivery and review of the Company's audited financial statements for the year ended December 31, 1995, the parties have determined that they established certain of the financial covenants set forth in the Agreement based upon their review of the Company's unaudited financial statements as of September 30, 1995 and upon certain assumptions concerning the Company's business and financial transactions for 1996 and the accounting treatment therefor; and

     WHEREAS, the parties desire to acknowledge that the assumptions underlying such anticipated financial transactions, and the parties' assumptions concerning the accounting therefor, were changed by way of mutual consent and that such changes necessitate an amendment of certain of the financial covenants set forth in the Agreement, with such amendment being effective as of the parties' entry into the Agreement, and the parties desire to acknowledge and agree that no default has existed or now exists based upon such covenants;

     NOW, THEREFORE, Purchaser and the Company hereby agree as follows:

     1. Amendment of Agreement. Section 5.10 of the Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:



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           5.10 Financial Covenants.

           5.10.1 Consolidated EBITDA. Permit the Consolidated EBITDA determined at the end of each Fiscal Year to be less than the amount specified below:


       Fiscal Year Ending            Amount
       ------------------            ------
December 31, 1996                   $   192,000
December 31, 1997                   $ 3,900,000
December 31, 1998                   $ 5,900,000
December 31, 1999                   $ 8,800,000
December 31, 2000 and thereafter    $13,000,000

           5.10.2 Minimum Consolidated Net Worth. Permit Consolidated Net Worth determined at the end of each Fiscal Year specified below to be less than the amount specified below:


       Fiscal Year Ending             Amount
       ------------------             ------
December 31, 1995                  ($11,586,000)
December 31, 1996                   ($9,637,000)
December 31, 1997                   ($5,000,000)
December 31, 1998                  $  8,000,000
December 31, 1999                  $ 12,000,000
December 31, 2000 and thereafter   $ 16,000,000

           5.10.3 Consolidated Debt to Consolidated EBITDA. Permit the ratio of Consolidated Debt to Consolidated EBITDA determined at the end of each Fiscal Year to exceed the ratio specified below:


       Fiscal Year Ending          Amount
       ------------------          ------
December 31, 1996                47.0:1.0
December 31, 1997                 3.0:1.0
December 31, 1998                 2.0:1.0
December 31, 1999                 1.0:1.0
December 31, 2000 and thereafter  1.0:1.0

           (C) Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio determined at the end of each Fiscal Year to be less than the ratio specified below:



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
       Fiscal Year Ending          Amount
       ------------------          ------
December 31, 1996                 n/a
December 31, 1997                 4.0:1.0
December 31, 1998 and thereafter  6.0:1.0

     2. Amendment of Appendix A. Appendix A is hereby amended by deleting therefrom the definition of "Consolidated EBITDA" and inserting in lieu thereof the following:

        "Consolidated EBITDA" means, for any period, Consolidated Net Income for the Company for such period as determined in accordance with GAAP, plus all amounts deducted therefrom for such period, if any, in respect of
      (i) Consolidated Interest Charges, (ii) Consolidated Depreciation, (iii) Consolidated Taxes, (iv) Consolidated Amortization, and (v) consolidated in progress research and development charges or similar non-cash charges or expenses incurred by the Company in connection with acquisitions, or similar transactions, occurring during or prior to such period.

     3. Effect of Amendment. This Amendment shall be effective as of the date of the Agreement as if the modifications and amendments made herein were included in the Agreement ab initio, and the covenants originally contained in
Section 5.10 shall be deemed for all purposes never to have been in force or effect. The parties acknowledge that the provisions of Section 5.10 were agreed to based upon mutually anticipated financial transactions and certain financial assumptions, and that the revised covenants set forth in this Amendment accurately reflect the parties' original intent upon entering into the Agreement. The parties further acknowledge and agree that no default has existed or now exists as a result of any failure to comply with such covenants.

     4. Miscellaneous. Except as specifically modified and amended by this Amendment, the Agreement shall remain in full force and effect, and the terms of the Agreement are hereby ratified and confirmed in all respects as so amended. Capitalized terms used and not defined in this Amendment but defined in the Agreement shall have the respective meanings set forth in the Agreement.


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     IN WITNESS WHEREOF, each party hereto has executed or caused this
Amendment to be executed on its behalf, all on the day and year first above written.

                                   MEDIRISK, INC.



                                   By:     /s/ Kenneth M. Goins, Jr.
                                           -------------------------
                                   Title:  Vice President
                                           -------------------------


                                   HEALTHPLAN SERVICES CORPORATION


                                   By:     /s/ James K. Murray, III
                                           ------------------------
                                   Title:  Executive Vice President
                                           ------------------------



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